Exhibit 10.14

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”), effective as of January 9, 2009 (the “Effective Date”), is entered into by and between BioHelix Corporation, a Massachusetts corporation with principal offices at 32 Tozer Road, Beverly, Massachusetts 01916 (“BioHelix”), and Great Basin Scientific Corporation, a Nevada corporation with principal offices at 405 South Main Street, Suite 810, Salt Lake City, UT 84111, (“Great Basin”).

BACKGROUND

A. Whereas BioHelix has developed the Product (as defined below) for amplification of analytes;

B. Whereas Great Basin develops, manufactures and markets proprietary DNA testing systems for the screening, monitoring and diagnosis of human diseases, and intends to develop Assay Products (as defined below) as set forth herein; and

C. Whereas Great Basin desires to acquire from BioHelix the Products for purposes of developing, commercializing, and distributing Assay Products in the Territory in the Fields, and BioHelix desires to supply Great Basin with the Products and to grant Great Basin a non-exclusive right to utilize certain of BioHelix’s Intellectual Property Rights in the development, manufacture and commercialization of Assay Products in the Territory, and Great Basin desires to accept such supply and license.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership with a party hereto, where “owns” or “ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.2 “Assay Products” includes ASRs, RUOs and IVD Kits manufactured by Great Basin and covered by Biohelix Intellectual Property Rights that are intended for use in the identification, screening, diagnosis, staging, predisposition, prognosis, monitoring, or treatment of the disease in the Field, and comprise any combination of: (i) reagents; (ii) controls and calibrators, (iii) ancillary materials (e.g. buffers, reporter dyes, capture sequence, etc.); and (iv) labeling and instructions for use; all as necessary to perform a Test or Tests for purposes of generating clinical test results.

1.3 “Calendar Year” shall mean each twelve-month (12-month) period during the term of this Agreement that begins on January 1, and ends on December 31.

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1.4 “Consumer Price Index” (“CPI”) means the index of consumer prices, as published by the United States Department of Labor, used to measure the change in the cost of basic goods and services in comparison with a previous base period.

1.5 “End User” shall mean a consumer of Assay Products that obtains Assay Products for the purpose of generating Test results on behalf of itself or third parties and not for the purpose of re-selling the Assay Products. For purposes of clarification, End Users shall not include Great Basin or any of its affiliated entities to the extent such entities do not perform Tests on behalf of third parties. In the event that Great Basin or any of its Affiliates perform Tests on behalf of third parties, Great Basin or such entity shall be considered an End User only with respect to such testing services.

1.6 “Field(s)” means human diagnostic testing using the amplification method disclosed and defined in the BioHelix Intellectual Property Rights, in combination with Great Basin’s solid surface chip based detection methods, for the detection of any two pathogens identified in writing within 6 months of the execution of this agreement by Great Basin to BioHelix, including screening for the presence, identity, subtype and antibiotic resistance profile of the aforementioned pathogens.

1.7 “BioHelix Intellectual Property Rights” means the (i) issued patents and patent applications listed in Exhibit B and future patents related to the Method and the Product or claiming priority to such issued patents and patent applications, and all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, renewals, divisionals, continuations, or continuations-in-part thereof; (ii) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction (together with (i), the “Licensed Patents”); and (iii) copyrights, trademarks, trade secrets, and know-how, to the extent each of (i), (ii) and (iii) relate to the Method and the Product, and any improvements, variations and successor versions of the Method and the Product.

1.8 “Method” means Helicase-dependent amplification (“HDA”) as defined in the BioHelix Intellectual Property Rights.

1.9 “Net Sales” means the total amounts invoiced by Great Basin, its subsidiaries and affiliates, for all Tests sold for value in arm’s length transactions to non-Affiliate Subdistributors and End Users less all (i) trade, cash and volume discounts and rebates; (ii) allowances given or made for rejection or return of a previously sold Assay Product or for retroactive price reductions; (iii) customs duties, sales taxes and/or use taxes, value added taxes, excise taxes and/or duties or tariffs and/or other similar taxes imposed upon the sale, transportation or delivery of Assay Products; and (iv) freight, insurance and other direct shipment expenses; (v) royalties paid to any third party pursuant to a third party license agreement (excluding affiliates), if any, for Assay Products or components of Assay Products in any country provided that the royalty payable to BioHelix shall not be reduced under this subsection (v) by more than fifty percent (50%) of the Royalties (as defined in Section 2.2). Net Sales shall not include: (i) reasonable amounts of Assay Products furnished to a third party for which payment is not intended to be received, including, but not limited to, Assay Products distributed in connection with clinical trials or testing (before or after regulatory approval), as promotional, sample or free goods, or as charitable distributions.

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1.10 “Quarter” means a period of three consecutive months of a Calendar Year starting on January 1, April 1, July 1, or October 1.

1.11 “Products” include all products listed in Exhibit A.

1.12 “Specifications” means the Product Specifications set forth in Exhibit A.

1.13 “Territory” means all countries worldwide.

1.14 “Test” means a single use of the Product in the amplification of an analyte within the Field.

ARTICLE 2

LICENSE AND COMMERCIALIZATION

2.1 License Grant. In consideration of the payment of Royalties as specified in Section 2.2, BioHelix hereby grants to Great Basin, and Great Basin accepts from BioHelix, in the Field and in the Territory, an irrevocable, non-exclusive license under BioHelix Intellectual Property Rights to practice the Method and to develop, make, have made, use, offer for sale, sell, have sold, export and import the Product as part of Assay Products, during the Term of this Agreement.

2.1b Option Grant. ******

2.2 Royalties. In consideration of the rights granted herein, Great Basin shall pay BioHelix certain royalties as set forth below (the “Royalties”).

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2.3 Royalty Reports. Payment of the Running Royalties shall be made within forty-five (45) days after the end of each Quarter, and shall be accompanied by a written report stating the total Net Sales generated in the prior Quarter, and the total Royalties due. All payments hereunder shall be made in U.S. Dollars in the United States by: (i) direct bank transfer to an account designated in BioHelix’s invoice, (ii) check, or (iii) other form of payment acceptable to and approved in advance by BioHelix. In the event that Great Basin is unable to make such payments in the United States, due solely to its inability to export funds from a country of the Territory, Great Basin shall notify BioHelix immediately, and if so instructed by BioHelix, deposit all monies due BioHelix in an account of BioHelix in a local bank of BioHelix’s choice within the Territory.

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2.4 Intellectual Property Maintenance. During the term of this Agreement, BioHelix hereby agrees to maintain the BioHelix Intellectual Property Rights in those countries listed in Exhibit B at BioHelix’s expense.

ARTICLE 3

SUPPLY

3.1 Supply of Products. Subject to the terms and conditions of this Agreement, and to the extent that BioHelix is not otherwise in default or breach of the Agreement, Great Basin agrees to purchase from BioHelix, and BioHelix agrees to use reasonable, diligent efforts to supply to Great Basin, Great Basin’s requirements of Product.

3.2 Orders. Great Basin’s orders for Products shall be made pursuant to firm, written purchase orders. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR THE AVOIDANCE OF DOUBT, SUCH TERMS SHALL BE EXCLUDED NOTWITHSTANDING THE FACT THAT ANY SUCH PURCHASE ORDER, ACKNOWLEDGEMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM MAY (1) HAVE COME INTO EXISTENCE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, OR (2) CONTAIN AN “INTEGRATION CLAUSE” OR SIMILAR LANGUAGE INDICATING THAT SUCH DOCUMENT SUPERCEDES AND/OR AMENDS ALL PRIOR DOCUMENTS AND AGREEMENTS.

3.3 Specifications. BioHelix will provide Great Basin with written Product Specifications for the Product or Products to be supplied. The parties may from time to time amend the Product Specifications by mutual written agreement without the necessity of amending this Agreement. Such amended Specifications shall then be deemed the Specifications applicable under this Agreement.

3.4 Delivery. With respect to exact shipping dates, BioHelix shall use its reasonable efforts to ship to Great Basin quantities of the Product in accordance with purchase orders submitted in accordance with Section 3.2 above and subject to Section 3.10 below. All Products supplied pursuant to the terms of this Agreement shall be suitably packed for shipment by BioHelix and marked for shipment to the facility indicated in the Great Basin purchase order (“Delivery Location”). All shipments of Products will be shipped F.O.B. BioHelix, using the carrier selected by Great Basin. All freight costs shall be paid by Great Basin, and Great Basin shall notify BioHelix whether Great Basin wishes to be billed directly by the carrier or whether BioHelix should prepay the freight cost and add it to Great Basin’s invoice for Products.

3.5 Acceptance. All shipments and all shipping and other charges shall be deemed correct and accepted unless BioHelix receives from Great Basin, no later than thirty (30) days after Great Basin’s receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the nature of the discrepancy between the order and the shipment or the nature of the discrepancy in the shipping or other charges, as applicable. BioHelix agrees to promptly replace, at no additional expense to Great Basin, any Product that fails to conform in any material respect to the Product Specifications. At BioHelix’s request and expense, Great Basin shall return to BioHelix all Products that do not conform to the Product Specifications.

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3.6 Product Pricing.

(a) Great Basin shall pay BioHelix for Products at the prices set forth in Exhibit A (the “Product Prices”) in effect as of the date of the order. BioHelix shall charge Great Basin the price applicable to Great Basin’s most recent forecasted volumes for the date on which the order was made.

(b) BioHelix may increase the prices no more than once every 12 months and by no more than the rate of inflation for the previous 12 month period as published in the CPI by the U.S. Department of Labor, provided that any annual price increase may not exceed three (3) percent of the prices in the previous 12 month period. BioHelix shall provide to Great Basin three months advance notice of a pending price increase, including the amount of the price increase.

3.8 Invoice. BioHelix shall submit an invoice to Great Basin upon shipment of Product ordered by Great Basin hereunder. All invoices shall include the relevant Great Basin purchase order number, all Product part numbers, lot numbers of the Products shipped, and the total price of Products purchased. Invoices shall be sent to Great Basin at the following address: Attn: Accounts Payable, 405 S. Main Street, Ste. 810 Salt Lake City, UT 84111 or such other address as specified in the purchase order therefore. Invoices shall be due and payable within thirty (30) days of Great Basin’s receipt of them.

3.7 Taxes.

(a) Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Product (other than taxes on the net income of BioHelix), and Great Basin shall bear all such taxes and duties. Unless BioHelix is otherwise required to remit by law, Great Basin shall be responsible for remittance of all taxes and duties owed to applicable authorities. When BioHelix has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to, and separately stated on, Great Basin’s invoice and paid by Great Basin, unless Great Basin provides BioHelix with a valid tax exemption certificate authorized by the appropriate taxing authority.

(b) All payments by Great Basin specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes, which are otherwise imposed on payments to BioHelix shall be the sole responsibility of Great Basin. Great Basin shall provide BioHelix with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by BioHelix to establish that such taxes have been paid. If BioHelix uses a foreign tax credit received by BioHelix as a result of the payment of withholding taxes by Great Basin and thereby reduces the amount of U.S. income tax that BioHelix otherwise would have paid, BioHelix shall refund to Great Basin the amount of such reduction with respect to such foreign tax credit.

3.8 Currency Conversion. Conversion of foreign currency to US Dollars shall be calculated in accordance with United States generally accepted accounting principles and the conversion of

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foreign currency to US Dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period.

3.9 Records; Inspection. Great Basin shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable under this Article 3 for at least three (3) years following the end of the Quarter to which they pertain. Such books and records will be open for inspection during such three (3)-year period by an independent auditor, chosen by BioHelix and reasonably acceptable to Great Basin, at Great Basin’s site for the purpose of verifying the Running Royalties payable by Great Basin. Such on-site inspections may be made no more than once each Calendar Year, at reasonable times and on at least thirty (30) days prior written notice, except that in the event of a noncompliance, additional quarterly inspections may be made until the noncompliance has been fully remediated. Inspections conducted under this Section 3.9 shall be at the expense of BioHelix, unless a variation or error producing an underpayment in amounts payable exceeding 10 percent (10%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable fees and costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Great Basin. The parties will endeavor to minimize disruption of Great Basin’s normal business activities to the extent reasonably practicable.

3.10 Forecasts.

Approximately six (6) months prior to the anticipated first commercial sale of an Assay Product, Great Basin shall provide in writing to BioHelix a rolling forecast by Quarter of quantities, if any, of Great Basin’s anticipated requirements of Product for each Quarter during the twelve (12) month period commencing on the date of such forecast. Such forecast shall not create a binding obligation on the part of either BioHelix or Great Basin, but shall be used for planning purposes only. Such Quarterly rolling forecasts shall be updated by Great Basin at least thirty (30) days prior to the end of each Quarter, and shall provide Great Basin’s forecasted orders for the subsequent four Quarters.

3.11 Failure to Supply.

In the event BioHelix is unable to supply Great Basin with a Product: (i) in accordance with Great Basin’s firm orders issued in accordance with Article 3; (ii) as a result of an uncured material breach by BioHelix of any covenant, representation or warranty contained in this Agreement; (iii) as a result of the bankruptcy or insolvency of BioHelix; or (iv) as a result of an event of force majeure, BioHelix shall notify Great Basin in writing within thirty (30) days of BioHelix’s knowledge of such inability. BioHelix shall have the opportunity to cure such failure to supply within a one (1) month period (the “Cure Period”), whether by improving its manufacturing capabilities, having the Product manufactured on BioHelix’s behalf by another party (which meets with all manufacturing and quality requirements specified in this Agreement), or otherwise. If BioHelix’s failure to supply has not been resolved within the Cure Period, then Great Basin shall have the option to (1) terminate this Agreement immediately on written notice to BioHelix or (2) manufacture, or have manufactured, the Product, immediately on written notice to BioHelix.

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3.12 Maintenance and Support. Upon request from Great Basin, BioHelix will provide reasonable technical support to Great Basin in the development, manufacture and use of Products.

3.13 Subdistributors. Subject to all the terms and conditions herein, Great Basin may appoint third parties within Great Basin’s normal chain of distribution to sell Assay Products (“Subdistributors”), provided that Great Basin shall take such action as shall be reasonably necessary to solicit such Subdistributor’s cooperation with Great Basin’s confidentiality and intellectual property obligations under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Limited Product Warranty. BioHelix warrants to Great Basin that until the earlier of (a) one (1) year from delivery to an End User, or (b) fifteen (15) months from delivery to Great Basin each unit of Products (each, a “Product Unit”) will conform to the Specifications therefore, except for any claimed nonconformities that were actually caused by misuse, neglect, alteration, improper installation, unauthorized repair or improper testing. At Great Basin’s option and BioHelix’s expense, BioHelix shall promptly replace the Product Unit or provide a full refund.

4.2 Product Return Policies. In the event that a Product Unit fails to conform to the warranty set forth in Section 4.1, during the warranty period (i) Great Basin shall notify BioHelix in a timely manner in writing that such Product Unit failed to conform and shall furnish a detailed explanation of any alleged nonconformity; and (ii) at BioHelix’s option and election, Great Basin shall return such nonconforming Product Unit to BioHelix’s manufacturing facility, at BioHelix’s expense.

4.3 Intellectual Property. BioHelix, to the best of its knowledge after conducting a commercially reasonable intellectual property due diligence, represents and warrants that the development, manufacture, sale, distribution and use of the Product, and the practice of the Method, does not infringe any Intellectual Property rights (including without limitation patent, trademark, copyright, trade secrets and know-how) of a third party. BioHelix represents and warrants that the BioHelix Intellectual Property in the Product and the Method is valid and enforceable and that BioHelix has all rights and authority to grant the license in Section 2.1 to Great Basin.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force until the expiration or invalidation, on a jurisdiction by jurisdiction basis, of all patents covering Great Basin Assay Products and licensed under this Agreement, unless earlier terminated in accordance with this Article 5 (the “Term”). BioHelix shall provide Great Basin with at least ninety (90) days advance written notice of the expiration of the last of the Licensed Patents. Upon expiration of the last Licensed Patent, Great Basin’s obligation to pay Running Royalties to BioHelix shall cease, and BioHelix shall continue to supply Products to Great Basin, at Great Basin’s option, at prices to be determined by the parties.

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5.2 Termination for Breach. This Agreement may be terminated by either party by written notice of termination effective immediately: (i) if the other party breaches any material term or condition of this Agreement and fails to remedy the breach within sixty (60) days after being given written notice thereof stating the non-breaching party’s intent to terminate; or (ii) if the other party ceases business activities or becomes bankrupt or insolvent; provided, however, that termination under this Section 6.2 shall not relieve Great Basin of any payment obligations incurred under this Agreement prior to the termination.

5.3 Termination by Great Basin. Great Basin may terminate this Agreement for any reason on thirty (30) days written notice to BioHelix, with no further liability or financial obligation to BioHelix, other than the royalty obligations for product sold as set forth in 2.2(e) incurred up to the date on which termination is effective.

5.4 Wind-down. Upon expiration or termination of this Agreement for any reason, Great Basin shall have the option to issue a final order of Products to BioHelix, not to exceed Great Basin’s most recent 12-month forecast, and BioHelix shall manufacture and supply such Products to Great Basin according to the terms and conditions of this Agreement.

5.5 Survival. It is understood that termination of this Agreement shall not relieve a party from any liability, which, at the time of such termination, has already accrued to the other party. In addition, the following provisions shall survive any expiration or termination of this Agreement: Sections 3.09, 3.10, 3.11, 3.13, 4.1, 4.2, 4.3, 5.1, 6.1, 7.1, 7.2, 8.1, 8.5 and 8.6, as well as Exhibit D. Except as otherwise expressly provided in this Section 5, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

ARTICLE 6

CONFIDENTIALITY AND PUBLICITY

6.1 Confidentiality. The parties agree that they shall continue to be bound by the terms of the Mutual Non-Disclosure Agreement executed between them, dated January 31, 2007, throughout the Term of this Agreement. The terms of the Mutual Non-Disclosure Agreement, as incorporated herein by reference, shall survive the expiration or termination of this Agreement.

6.2 Publicity. Neither party shall disclose the existence of this Agreement to the public or any third parties without the prior written consent of the other party, provided that the parties shall have the right to disclose information, including, if applicable, the Agreement, as necessary to meet its obligations under the U.S. federal and state securities laws. The parties agree to permit the other party to make a press release announcing this relationship upon execution of this Agreement, subject to prior approval by each of the parties. Once a party has obtained the other party’s consent to issue any press release or other public disclosure, the party may subsequently release or issue such approved information without the need to obtain additional approval from the other party for each such subsequent use.

ARTICLE 7

INDEMNIFICATION

7.1 BioHelix Indemnity. BioHelix shall defend, indemnify and hold, its officers, directors, employees and agents (“Great Basin Indemnities”) harmless from and against any claim,

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complaint, suit, proceeding or cause of action (collectively and individually referred to as a “Claim”) brought against Great Basin Indemnities by a third party resulting from a defect in the Product’s design or manufacture by BioHelix (and not resulting from any alteration of the Product by Great Basin), and BioHelix shall pay resulting damages or settlement amounts finally awarded against Great Basin Indemnities (including reasonable attorneys’ fees, legal expenses and court costs) to the extent attributable to such Claim but no more in total than the maximum limit of liability insurance that BioHelix possesses for product liability at that time. Great Basin shall (i) promptly notify BioHelix of each Claim, (ii) provide BioHelix with sole control over the defense and/or settlement thereof, and (iii) at BioHelix’s request and expense, provide full information and reasonable assistance to BioHelix with respect to such Claims.

7.2 Great Basin Indemnity. Except for warranty claims for which BioHelix is liable under this Article 7, Great Basin agrees to indemnify and hold BioHelix, its officers, directors, employees and agents (“BioHelix Indemnities”) harmless from and against any cost, loss, damages, liability or expenses (including attorneys’ fees) arising out of third party claims brought against BioHelix Indemnities arising out of or relating to Great Basin’s manufacture, development, design, use, handling, storage, importation, sale, distribution or other disposition of Assay Products, unless such claims are attributable to the negligence of BioHelix or a malfunction or defect in the Products supplied by BioHelix hereunder.

ARTICLE 8

MISCELLANEOUS

8.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES AND THE STATE OF MASSACHUSETTS WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES AND EXCLUDING THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

8.2 Dispute Resolution. In the event of any dispute arising out of or related to this Agreement, the parties hereto shall refer such dispute to the CEO of Great Basin and the CEO of BioHelix for attempted resolution by good faith executive negotiations within thirty (30) days after such referral is made. In the event such officers are unable to resolve such dispute within such thirty (30) day period, either party hereto may assert its rights in a manner of its choosing.

8.3 Force Majeure. Except with respect to payment obligations, nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure or delay of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party. The party affected by force majeure shall promptly and timely notify the other party of the existence thereof, the expected delays, and the estimated effect upon its performance hereunder. The party affected by force majeure shall use its reasonable efforts to limit the resulting delay in its performance and shall resume its performance as soon as reasonably possible.

8.4 Assignment. Great Basin may assign its rights and obligations under this Agreement in the event of a change of control or the sale of substantially all of its assets, in which case the Agreement shall be binding upon and inure to the benefit of such successor entity. In the event

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that BioHelix enters into discussions with any party regarding a change of control (i.e, merger, acquisition, or sale of substantially all of the assets relating to the Product), BioHelix shall provide Great Basin with written notification within 30 days of the initiation of such discussions and the successor of BioHelix shall assume all of BioHelix’s rights, duties, covenants and obligations of this Agreement.

8.5 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered by courier, certified mail or by confirmed facsimile to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder).

If to BioHelix:

BioHelix Corporation

32 Tozer Road

Beverly, Massachusetts 01915

Attention: Huimin Kong, CEO

Fax: (978)-927-3382

If to Great Basin:

Great Basin Scientific Inc.

405 South Main Street

Suite 810

Salt Lake City, UT 84111

Attn: Jeffrey Selander

FAX: 801 596-2746

8.6 Limitation of Liability.

(a) General. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE LIMITATIONS IN THIS SECTION 10.6 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

(b) Upon Termination. In the event of termination of this Agreement by either party in accordance with any of the provisions hereof, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of BioHelix or Great Basin. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

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8.7 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

8.8 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

8.9 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to reflect the intent of the parties as nearly as possible and, if not capable of reform, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

8.10 Further Assurances. Each party hereto agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

8.11 Independent Contractors. The relationship of Great Basin and BioHelix established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any joint venture, partnership, agent/principal or employee/employer relationship, or any other relationship between Great Basin and BioHelix. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

8.12 Insurance. During the term of this Agreement, each party shall, at its sole cost and expense, obtain and keep in force a policy of commercial general liability insurance with bodily injury, death and property damage limits of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate, plus an umbrella policy of at least $5,000,000. Each party shall also maintain product liability insurance with limits of not less than 5,000,000 (including umbrella policy). Each party shall cause the other to be named as an additional insured on all of its above policies. Within ninety (90) days following the Effective Date, each party shall furnish the other party with a certificate of insurance evidencing the insurance required hereunder. Each party will use reasonable efforts to provide to the other party (i) at least thirty (30) days prior written notice of any cancellation, termination or material change of such insurance coverage and (ii) prompt written notice of the occurrence of any event that is reasonably likely to result in a claim being made under such insurance policy.

8.13 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties concerning such subject matter. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, invoice, packing slip,

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confirmation or any other document issued by either party affecting the sale of Product. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

GREAT BASIN CORPORATION		BIOHELIX CORPORATION

By:	/s/ Ryan Ashton	By:	/s/ Huimin Kong
Name:	Ryan Ashton	Name:	Huimin Kong
Title:	President and CEO	Title:	CEO and President

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EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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EXHIBIT D

TERMS AND CONDITIONS OF LICENSE

1.	Definitions

Capitalized terms in these Terms and Conditions of License (herein called “License”) not defined herein shall have the meaning ascribed to them in the License and Supply Agreement (herein called “Agreement”), which definitions shall be incorporated herein by reference. In addition, the following additional capitalized terms used in this License shall have the following meanings.

“Know-how” means confidential and/or proprietary technical information, techniques, processes, methods, data, assays, substances and materials, and other information in a person’s or entity’s possession that is not generally available to the public.

“Licensee” means Great Basin.

“Licensor” means BioHelix.

2.	Grant

Effective on the Date of Grant, Licensor hereby grants, subject to the terms and conditions set forth in this License, to Licensee, and Licensee hereby accepts, a perpetual (except as set forth below in this License), non-exclusive, non-transferable (except as set forth below in this License), license under BioHelix Intellectual Property Rights to manufacture, have manufactured, use, import, offer to sell, and sell Products in the specified Field. No right to sublicense pursuant to this License is granted.

3.	Royalties and Payments

3.1 ******

3.2 ******

3.3 All payments set forth hereunder shall be made by Licensee in US dollars.

4.	Intellectual Property Rights and Obligations

4.1 Licensor at its sole discretion shall have the right to abandon or cease to prosecute or maintain any issued patent or patent application constituting BioHelix Intellectual Property Rights; provided, however, that Licensor shall give Licensee written notice of such decision and Licensee shall have the right, exercisable within sixty (60) days after receipt of such written notice from Licensor, and exercised by providing written notice to Licensor, to take over the rights to prosecute and maintain any issued patent or patent application constituting BioHelix Intellectual Property Rights, and to assume responsibility for payment of all costs, fees and expenses related thereto.

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4.2 Except as set forth in Section 4.1 of this License, Licensee shall have no responsibility or obligation for any costs, fees and expenses incurred in connection with the prosecution and maintenance of any patents and patent applications under BioHelix Intellectual Property Rights.

5.	Confidentiality

5.1 The parties shall abide by the Confidentiality provision (Section 6.1) of the Agreement, which shall be incorporated herein by reference.

6.	Assignment

The rights and obligations of a party under this License with respect to assignments shall be governed by Section 8.4 of the Agreement, which shall be incorporated herein by reference.

7.	Term and Termination

The term of this License shall commence on the Date of Grant and expire upon the expiration of the last to expire of the Licensed Patents. Licensor may terminate the licenses and rights granted hereunder in the event Licensee at any time fails to pay royalties when due and payable hereunder; provided Licensor has first given Licensee written notice of such failure and a period of at least thirty (30) days thereafter to make such payment and Licensee has not made such payment within said thirty (30) day period. Licensee may terminate this License on sixty (60) days prior written notice to Licensor. In the event of any such termination, all obligations of the parties arising on or before the date of termination shall remain in effect including without limitation any obligations to pay royalties.

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First Amendment to the License and Supply Agreement

This First Amendment to the License and Supply Agreement (this “Amendment”) is entered into on this 25th day of June, 2010, by and between Great Basin Scientific Corporation, a Nevada corporation (“Great Basin”), and BioHelix Corporation, a Massachusetts corporation (“BioHelix”). This Amendment amends that certain License and Supply Agreement dated January 9, 2009, by and between Great Basin and BioHelix (the “Original Agreement”) and shall become effective upon satisfaction of the condition provided in Section 4 below.

1. Section 1.6 (Field(s)) of the Original Agreement is hereby amended by deleting it entirely and replacing it with the following:

1.6 “Field(s)” means human diagnostic testing using the amplification method disclosed and defined in the BioHelix Intellectual Property Rights in combination with Great Basin’s solid surface chip based detection methods for the detection of any pathogen identified in writing by Great Basin and delivered to BioHelix during the term of this Agreement (each a “Target Pathogen”). By way of example, the Field may include screening for the presence, identity, subtype and antibiotic resistance profile of any Target Pathogen identified by Great Basin. The number of Target Pathogen that may be selected by Great Basin during the term of this Agreement shall be subject to the terms and conditions set forth in Sections 2.1 and 2.1b.

2. Section 2.1 (License Grant) of the Original Agreement is hereby amended by deleting it entirely and replacing it with the following:

2.1 License Grant. In consideration of the payment of Royalties as specified in Section 2.2, BioHelix hereby grants to Great Basin, and Great Basin accepts from BioHelix an irrevocable, non-exclusive license under BioHelix Intellectual Property Rights in the Field and in the Territory to practice the Method and to develop, make, have made, use, offer for sale, sell, have sold, export and import the Product as part of Assay Products, during the Term of this Agreement. Unless the Option (as defined in Section 2.1b below) is timely exercised, the number of Target Pathogens subject to this Agreement shall be limited to three (3) Target Pathogens, one of which shall be Staphylococcal species identification and associated drug resistance markers, including the mecA gene.

3. Section 2.1b (Option Grant) of the Original Agreement is hereby amended by deleting it entirely and replacing it with the following:

2.1b Option Grant. ******

4. In consideration of the amendment and extension of the Option provided herein, a non-refundable Option Extension Fee of ****** is due by July 9, 2010 from Great Basin to BioHelix. This Amendment will become effective upon receiving the ****** Option Extension Fee from Great Basin. The ****** Option Extension Fee is creditable to the licensing fee and/or Royalties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this First Amendment to the License and Supply Agreement.

GREAT BASIN CORPORATION		BIOHELIX CORPORATION

By:	/s/ Robert Jenison	By:	/s/ Huimin Kong
Name:	Robert Jenison	Name:	Huimin Kong
Title:	Chief Technology Officer	Title:	CEO and President

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Second Amendment to the License and Supply Agreement

This Second Amendment to the License and Supply Agreement (this “Second Amendment”) is entered into on this 18th day of January, 2011, by and between Great Basin Scientific Corporation, a Nevada corporation (“Great Basin”), and BioHelix Corporation, a Massachusetts corporation (“BioHelix”). This Second Amendment amends that certain License and Supply Agreement dated January 9, 2009, as amended by the First Amendment to the License and Supply Agreement dated June 25, 2010, by and between Great Basin and BioHelix (as amended, the “Agreement”) and shall become effective upon satisfaction of the condition provided in Section 2 below.

1. Section 2.1b (Option Grant) of the Original Agreement is hereby amended by deleting it entirely and replacing it with the following:

2.1b Option Grant. ******

2. ******

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Second Amendment to the License and Supply Agreement.

GREAT BASIN CORPORATION		BIOHELIX CORPORATION

By:	/s/ Robert Jenison	By:	/s/ Huimin Kong

Name:	Robert Jenison	Name:	Huimin Kong

Title:	Chief Technology Officer	Title:	President and CEO

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